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                     October 5, 2022

       Kristopher R. Westbrooks
       Chief Financial Officer
       TimkenSteel Corporation
       1835 Dueber Avenue SW
       Canton, Ohio 44706

                                                        Re: TimkenSteel
Corporation
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 24,
2022
                                                            File No. 001-36313

       Dear Kristopher R. Westbrooks:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing